Exhibit 99.2

FROM:    LOTTERY & WAGERING SOLUTIONS INC.
         INVESTOR RELATIONS - MILES GREENBERG
         TELEPHONE (954) 916-2610

                                                           FOR IMMEDIATE RELEASE

LOTTERY & WAGERING SOLUTIONS INC. ANNOUNCES THAT A SURINAME COURT HAS ORDERED THE EVICTION OF THE COMPANY'S JOINT VENTURE ENTITY FROM ITS CASINO OPERATIONS' PREMISES


              FT. LAUDERDALE, FL, AUGUST 12, 2003- Lottery & Wagering Solutions, Inc. (OTC-BB: "LWSL") announced today that a Suriname Court had ordered Suriname Leisure Company A.V.V. ("SLC") evicted from the hotel where the Company, through its subsidiary, conducts all of its casino operations. SLC is fifty percent owned by the Company, and fifty percent owned by a local entity which leased the hotel premises to SLC in 1998.

              The Court ruled that Strichting Dim, the plaintiff in the eviction proceeding, which took title to the hotel through foreclosure of a mortgage, was not bound by the 1998 lease. The Court ruled that the entity which in 1998 had entered into the lease, as the lessor, was not legally entitled to do so.

              The Company is seeking to appeal this decision, and to stay its application pending the determination of such appeal. An interim stay has been granted staying enforcement of the eviction until September 30, 2003, and a hearing has been scheduled for September 18, 2003 to determine whether the stay will be extended until the appeal is decided. If the stay is not granted, or the appeal is unsuccessful, the Company intends to take appropriate legal action to seek redress from those parties that are responsible for any damages which result.

              As there is no assurance that an extension of the stay will be granted, the Company through its subsidiaries is also seeking alternative locations in Paramaribo to relocate the casino operations.

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              Lottery & Wagering Solutions, Inc. is principally engaged in operating the casino in Suriname, and is also engaged in seeking and attempting to develop other opportunities in the gaming industry.

              This Press Release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this document regarding the Company's strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Actual results could differ materially based upon a number of factors including but not limited to, the Company's working capital deficit and accumulated deficit; risks associated with geographic expansion and new lines of business; risks inherent in international businesses; risks relating to the Sakhalin Project; risks relating to the development of the Vietnamese lottery; possible change in control; political and economic factors; risks of foreign legal systems; restrictions and controls on foreign investments and acquisitions of majority interests; government regulation; nature of the gaming industry; dependence on successful gaming operations; collectability of casino receivables; effects of inflation and currency fluctuations; competition; reliance on advances and dividends from subsidiaries; limited public market and liquidity, and other risks detailed in the Company's Securities and Exchange Commission filings.